                                                              Exhibit 10.95

                             TECHNOLOGY LICENSE
                                 AGREEMENT


          THIS TECHNOLOGY LICENSE AGREEMENT (this "Agreement"), dated as of December 20, 2001 (the "Effective Date"), is by and between, on the one hand, Textron, Inc., a Delaware corporation ("Textron"), and, on the other hand, Collins & Aikman Corporation, a Delaware corporation ("Holdings"), and Collins & Aikman Products Co., a Delaware corporation and a wholly owned subsidiary of Holdings ("C&A Products").

          WHEREAS, pursuant to the Purchase Agreement by and among Textron, C&A Products and Holdings dated as of August 7, 2001, as amended and restated as of November 30, 2001 (the "Purchase Agreement"), C&A Products will purchase certain shares of capital stock and assets of the Business (as defined herein);

          WHEREAS, among the assets of the Business are certain rights in technology which Textron and its Affiliates (as defined herein) wish to use in their respective businesses (such rights, as described more particularly herein, the "Licensed-Back IP"); and

          WHEREAS, Textron wishes to obtain for itself and its Affiliates a worldwide, perpetual and irrevocable license from C&A Products to use the Licensed-Back IP in Textron's and its Affiliates' existing businesses and elsewhere on the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

          In addition to certain capitalized terms defined on first use herein, for purposes of this Agreement, except as otherwise expressly provided herein or unless the context clearly requires otherwise:

          "Affiliate" of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. "Affiliate" includes, with respect to Textron, "Authorized Affiliates" (as defined herein).
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                                       -2-


          "Authorized Affiliate" shall mean any Affiliate of Textron, provided that no Competitor of C&A Products or group of Competitors of C&A Products owns or has the right to acquire, individually or in the aggregate, twenty percent (20%) or greater of the total equity interest in such Affiliate.

          "Bison Subsidiaries" shall have the meaning ascribed to it in the Purchase Agreement.

          "Business" shall have the meaning ascribed to it in the Purchase Agreement.

          "Competitor of C&A Products" shall mean any Person that materially competes with C&A Products or its Affiliates in the sale of products of C&A Products or such Affiliates within the Restricted Field.

          "Equipment Lease Term Sheet" shall have the meaning ascribed to it in the Purchase Agreement.

          "Intellectual Property" shall mean all intellectual property, and all legal rights related thereto everywhere in the world, including, but not limited to, patents and patent applications; copyrights, copyright registrations, renewals and applications for copyrights; data and database rights; software, trade secrets and other confidential information, materials, know-how, proprietary processes, formulae, algorithms, models and methodologies, customer lists and contacts, research and other technical information, and general intangibles of like nature; trademarks, service marks, trade names and other business identifiers.

          "Licensed-Back IP" shall mean (i) the patents and patent applications (including any patents issuing or derived therefrom) identified on Exhibit A;
(ii) all copyrights and applications for and registrations of such copyrights; and (iii) all other technology, know-how, computer software programs, proprietary information and other Intellectual Property, in each of cases (ii) and (iii) as owned or controlled by or licensed to any of the Bison Subsidiaries immediately prior to the Effective Date.

          "Losses" shall mean any and all actual losses, liabilities, costs and expenses (including reasonable attorneys' fees and costs of investigation), after giving effect to any related Tax Benefit and net of any reserves and amounts recovered from third parties, including amounts recovered under insurance policies, with respect to such Losses; provided, however, that Losses shall not include any costs or expenses of any Indemnified Party related to the time spent on any indemnified matter by employees or management of the Indemnified Party.

          "Non-Bison Subsidiary" shall have the meaning ascribed to it in the Purchase Agreement.
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                                       -3-


          "Permitted Sublicensee" shall mean (i) any third party acting on behalf of the party granting the sublicense in the performance of a specific contract or contracts for the manufacture, supply, distribution, maintenance or servicing of products, components or materials by or for the party granting the sublicense; (ii) any third party performing development activities on behalf of the party granting the sublicense, provided that such activities are performed pursuant to an agreement assigning to the party granting the sublicense all rights (excluding general know-how and residuals) within the Restricted Field in any resulting Intellectual Property relating to the sublicensed Intellectual Property; (iii) any end-user purchaser of products based upon or incorporating the licensed Intellectual Property solely to the extent necessary for such purchaser to use such products; (iv) any third party acting as a second supplier at the request of a customer of the party granting the sublicense, but, within the Restricted Field, only if such customer is unwilling to agree that C&A Products or a C&A Products Affiliate act in such capacity despite the good faith efforts of the party granting the sublicense to obtain such agreement; and (v) any Authorized Affiliate.

          "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, organization or other entity.

          "Restricted Field" shall mean (i) the business of (a) manufacturing or selling overhead systems, headliners, interior instrument panels, interior quarter panel/sidewall trim, interior trim consoles, lift-gate trim panels, painted or unpainted fascia and bumpers, claddings/exterior trim moldings, exterior grilles, structural composite bumpers, or signal, taillight and other lighting or (b) assembling or selling cockpit systems or front-end modules, in each case as currently manufactured, assembled or sold in the Business and, in each case, for use in automotive passenger cars and light and heavy trucks;
(ii) the automotive products business of C&A Products and the Subsidiaries of C&A Products as currently conducted; and (iii) extensions after the Effective Date of the businesses described in clauses (i) and (ii) that are reasonably related to such businesses and primarily serve an automotive customer base.

          "Subsidiary of C&A Products" shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which C&A Products, either alone or together with any other Subsidiary of C&A Products, owns, directly or indirectly, more than forty percent (40%) of the stock or other equity interests of such corporation or other legal entity.

          "Tax" or "Taxes" shall mean all United States federal, state, provincial, local, territorial and foreign income, profits, franchise, license, capital, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties, assessments or governmental tax charges of any kind whatsoever.
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                                       -4-


          "Tax Benefit" shall mean the present value of any refund, credit or reduction in otherwise required Tax payments, including any interest payable thereon, which present value shall be computed as of the first date on which the right to the refund, credit or other Tax reduction arises or otherwise becomes available to be utilized, (i) using the Tax rate applicable to the highest level of income with respect to such Tax and (ii) using the interest rate on such date imposed on corporate deficiencies paid within thirty (30) days of notice of proposed deficiency under the Internal Revenue Code of 1986, as amended.

          "Use" shall mean, with respect to any Intellectual Property, (a) to the extent patented, to practice all methods, and to make, use, sell, offer for sale, import and export machines, manufactures and compositions of matter using or embodying such rights and to exercise any other rights that may be associated with patents in any jurisdiction, (b) to the extent copyrighted, to copy, distribute, display, transmit and prepare derivative, combination and collective works, of such Intellectual Property, and (c) to the extent otherwise neither patented nor copyrighted, to make, use, sell, offer for sale, import and export, and have imported and exported, products using or embodying the rights included in such Intellectual Property.


                                   ARTICLE II
                  GRANT OF RIGHTS FROM C&A PRODUCTS TO TEXTRON

          2.1. License Grant. C&A Products hereby grants, and, as applicable, shall cause its Affiliates to grant, to Textron a non-exclusive, worldwide, fully-paid, royalty-free, perpetual and irrevocable license to Use C&A Products' and its Affiliates' rights in the Licensed-Back IP solely outside the Restricted Field. The foregoing grant of license excludes the right to grant sublicenses except to Permitted Sublicensees.

          2.2. Other Restrictions. The exercise by Textron and its Permitted Sublicensees of the license granted pursuant to Section 2.1 is subject to the non-competition covenants set forth in Section 5.11 of the Purchase Agreement, the terms of which Section are hereby incorporated herein by reference.

          2.3. Term of Licenses. The license grants contained in Section 2.1 shall extend from the Effective Date until (i) with respect to grants of rights under any patent owned by C&A Products or any Affiliate of C&A Products, the date on which each and every claim of such patent has expired or is invalidated, or (ii) with respect to grants of rights under any other type of Intellectual Property, the date on which the underlying rights of C&A Products and its Affiliates expire or are invalidated.

          2.4. Express Reservation of Rights. Nothing in this Agreement shall be construed to limit in any way the Use of the Licensed-Back IP by Textron or its Affiliates (or
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                                       -5-


any third parties acting on its or their behalf) in connection with the operation of the existing businesses of Textron or any Non-Bison Subsidiary.


                                   ARTICLE III
                   GENERAL PROVISIONS REGARDING LICENSE GRANTS

          3.1. Third-Party Rights. The license granted by C&A Products pursuant to Section 2.1 of this Agreement is subject to the third-party license rights in the Licensed-Back IP existing as of the Effective Date.

          3.2. Mutual Covenant Not to Sue. Each party agrees not to bring, to cause its Affiliates under its control not to bring, and to prohibit any sublicensee from bringing, any infringement suits, actions or proceedings against any other party, its Affiliates or its sublicensees with respect to any patents owned by or licensed (with the right to bring infringement suits) to the first party or its Affiliates that are related to the subject matter of the Licensed-Back IP in the event that any Use of the Licensed-Back IP by another party, its Affiliates or sublicensees as permitted by this Agreement, infringes or appears to infringe any such patents. Each party further agrees to impose, and to cause its Affiliates to impose, this covenant on any third party to which such patents may be assigned.

          3.3.   Delivery of Intellectual Property.  All Intellectual
Property in tangible form licensed hereunder shall be delivered to the licensee thereof promptly upon written request of such licensee.

          3.4. General Assistance. For a period of five (5) years from the Effective Date, at Textron's reasonable request C&A Products shall provide assistance to Textron and Authorized Affiliates of Textron in connection with the Licensed-Back IP, including without limitation support in respect of integration, deployment and use of the Licensed-Back IP as well as training and marketing in connection therewith ("Support Services"). Such assistance shall not exceed three hundred (300) man hours in any calendar year and shall be billed to Textron at C&A Products' cost unless otherwise agreed in advance in writing. For purposes of this Section 3.4, "C&A Products' cost" shall mean an amount equal to one hundred thirty-five percent (135%) of the total cash compensation paid by C&A Products or any of its Affiliates to the persons providing the Support Services (pro-rated to reflect the percentage of such persons' total time spent in providing such Support Services) plus any reasonable out-of-pocket costs incurred by C&A Products or any of its Affiliates in connection therewith. C&A Products shall invoice Textron for Support Services rendered on a quarterly basis in arrears and Textron shall pay each such invoice within thirty (30) days of its receipt. Invoices shall set forth the basis for amounts due with reasonable specificity, and Textron shall have the right, not more often than once per year and on reasonable prior notice, to inspect the relevant books and records of C&A Products to determine the accuracy of such invoiced amounts.

          3.5. Ownership of Licensed-Back IP. The parties agree and acknowledge that, as between the parties and except for the express grants of license contained herein, C&A Products shall own all right, title and interest in and to the Licensed-Back IP, and that no use of any such Licensed-Back IP by Textron or its Authorized Affiliates shall vest in Textron or such Authorized Affiliates any right, title or interest therein.

          3.6. Reasonable Cooperation. Each party shall, upon the other party's written request, provide such other party with all reasonable cooperation (at the requesting party's expense) in order to secure and perfect such other party's rights in Intellectual Property as provided by this Agreement.

          3.7. Grandfathering of Rights. Notwithstanding anything to the contrary herein, neither Textron nor any of its Affiliates, as applicable, shall be in breach of this Agreement on account of (i) the granting of any sublicense by Textron or such Affiliate or (ii) the Use by Textron or such Affiliate or their respective sublicensees of all or any part of the Licensed-Back IP, in each case, within the Restricted Field, provided that, with respect to clause (i), the granting of such sublicense was in accordance with the terms of this Agreement as of the date on which it was entered into by the parties and, with respect to clause (ii), such Use was in accordance with the terms of this Agreement as of the date of commencement of such Use or, with respect to Use by a sublicensee, as of the date on which the relevant sublicense agreement was entered into by the parties. The parties agree and acknowledge that the foregoing provision is intended to clarify the intent of the parties that any expansion of the Restricted Field pursuant to clause (iii) of such definition after the Effective Date shall not operate to exclude Textron and its Authorized Affiliates from their respective operations, or restrict third parties in the exercise of their rights under existing sublicenses, solely in such portion of the expanded Restricted Field as was not included within the Restricted Field as of the Effective Date.

          3.8. Lease Equipment. Notwithstanding anything to the contrary herein, neither Textron nor any of its Affiliates shall be in breach of any provision of this Agreement on account of Textron's or its Affiliate's (i) Use, solely outside the Restricted Field, or (ii) lease, license, sale or other transfer to any third party (in each case, whether or not in the Restricted Field) of all or any part of Textron's or its Affiliate's right, title or interest in or to any Equipment (as defined any lease contemplated by in the Equipment Lease Term Sheet), provided that the leases contemplated by the Equipment Lease Term Sheet are terminated or otherwise cease to be in effect for any reason and Textron or any of its Affiliates continue to own any interest in the Equipment. In addition, solely in the event that such leases are terminated due to a Default (as defined in any such lease) by C&A Products or a Subsidiary of C&A Products, Textron and its Affiliates shall be entitled to Use the Equipment within the Restricted Field. C&A Products hereby grants and, as applicable, shall cause its Affiliates to grant to Textron and its Affiliates and their respective transferees such rights in the Licensed-

Back IP as are required in order for Textron and its Affiliates and their respective transferees to engage in any of the activities set forth in this
Section 3.8.


                                   ARTICLE IV
                       PATENT PROSECUTION AND MAINTENANCE

          4.1. Licensed-Back IP. As between the parties, C&A Products shall have sole control and discretion over the prosecution and maintenance of any patents and patent applications with respect to the Licensed-Back IP, and the costs of such prosecution and maintenance shall be borne by C&A Products. Textron may request in writing that C&A Products pursue patent protection with respect to specific Licensed-Back IP in specified jurisdictions ("Textron Requested Jurisdictions"). In the event that C&A Products declines to prosecute or maintain any such patents in one or more Textron Requested Jurisdictions, or fails to provide Textron with written notice of its intent to prosecute or maintain such patents within fifteen (15) days of receiving such request, Textron may itself elect to prosecute and maintain such patents in any or all such jurisdictions in C&A Products' name and at Textron's cost, by providing C&A Products with written notice of such election within thirty (30) days of the date of Textron's original request to C&A Products. Any such election shall not affect C&A Products' ownership of and rights to Use any Licensed-Back IP under this Agreement, including any patents which may issue with respect to such Licensed-Back IP.

          4.2.   Third Party Infringement.

          (a) Cooperation. Each party shall promptly notify the other parties and provide to the other parties relevant facts upon becoming aware of a likelihood of infringement or other illegal use or misuse (including by any sublicensee of any party) of any Intellectual Property covered by this Agreement by any third party.

          (b) Suits Against Third Party Infringers. C&A Products shall have the exclusive right, even as to Textron, to institute and prosecute, at its sole expense, lawsuits against all third parties that infringe, or appear to infringe, the Licensed-Back IP. Textron shall reasonably cooperate with C&A Products in all such suits and actions, at C&A Products' expense. C&A Products shall be entitled to retain any and all damages that may be received, collected or recovered in any such suit or action, whether by judgment, settlement or otherwise.

          (c) Defense Against Infringement Claims. Textron and C&A Products shall cooperate to diligently defend against any third party infringement claims, demands or actions involving the Licensed-Back IP (each, an "Infringement Claim"). As between the parties, the party whose Use of the Licensed-Back IP is the subject of the Infringement Claim (the "Defending Party") shall defend such Infringement Claim at its own expense. Any settlement or compromise concerning any such Infringement Claim shall be subject to the approval of the non-Defending Party, which approval shall not be withheld unreasonably.


                                    ARTICLE V
                LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES


          5.1. Disclaimer of Certain Damages. TO THE MAXIMUM EXTENT PERMITTED BY LAW, NO PARTY OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE AGENTS, EMPLOYEES, OFFICERS OR DIRECTORS SHALL BE LIABLE TO ANOTHER PARTY OR ANY THIRD PERSON UNDER THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

          5.2. Disclaimer of Warranties. EACH PARTY AGREES AND ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, AND HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AGAINST NON-INFRINGEMENT OR THE LIKE, OR ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR FROM TRADE PRACTICE.

          5.3. Applicability of Limitations. THE PARTIES AGREE THAT THE LIMITATIONS SPECIFIED IN THIS ARTICLE V SHALL SURVIVE AND APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

                                   ARTICLE VI
                           PERFORMANCE OF OBLIGATIONS

          From and after the Effective Date, each of Textron and Holdings shall cause its respective Affiliates to perform their respective covenants and obligations contained in this Agreement.

                                   ARTICLE VII
                            MISCELLANEOUS AND GENERAL

          7.1.   Interpretation.

          (a) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

          (b) The words "hereof", "hereby", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

          (c) The plural of any defined term shall have a meaning correlative to such defined term, the singular of any defined term shall have a meaning correlative to such term defined in the plural and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

          (d) A reference to any party to this Agreement or any other agreement or document shall include such party's permitted successors and permitted assigns.

          (e) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          7.2. Payment of Expenses and Other Payments. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to preparing, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

          7.3. Amendment. This Agreement may be amended only by a written agreement signed by each party hereto.

          7.4. Waiver and Extension. Any agreement on the part of a party hereto to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party at any time or times to demand performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condi-tion or breach of any term contained in this Agreement in one or more instances shall be deemed to be a, or construed as a further or continuing, waiver of such condition or breach.

          7.5. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in counterparts, each counterpart being deemed to be an original instrument, and such counterparts shall together constitute one agreement.

          7.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its choice of law provisions.

          7.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to another party shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by facsimile or like transmission and on the next business day when sent by Federal Express, United Parcel Service, Express Mail, or other reputable overnight courier, as follows:

          (a)   If to Textron, to:

                Textron, Inc.
                40 Westminster Street
                Providence, Rhode Island  02903
                Attention:  Executive Vice President and
                            General Counsel
                (401) 457-2800 (telephone)
                (401) 457-2418 (facsimile)

          with copies to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                One Beacon Street
                Boston, MA  02108
                Attention:   Louis A. Goodman, Esq.
                (617) 573-4800 (telephone)
                (617) 573-4822 (facsimile)

          (b)   If to C&A Products or Holdings, to:

                Collins & Aikman Corporation
                5755 New King Court
                Troy, Michigan  48098
                Attention:   Thomas E. Evans, CEO
                (248) 824-1510 (telephone)
                (248) 824-1512 (facsimile)

          and

                Attention:   Ronald T. Lindsay, General Counsel
                (248) 824-1633 (telephone)
                (248) 824-1882 (facsimile)

          with a copy to:

                Cahill Gordon & Reindel
                80 Pine Street
                New York, NY  10005
                Attention:   W. Leslie Duffy, Esq.
                             Jonathan Schaffzin, Esq.
                (212) 701-3000 (telephone)
                (212) 269-5420 (facsimile)

or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this section shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

          7.8. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. Any party may assign this Agreement, in whole or in part, upon notice to the other parties; provided, however, that (i) Textron shall not assign this Agreement, in whole or in part, to any entity as to which any Competitor of C&A Products or group of Competitors of C&A Products owns or has the right to acquire, individually or in the aggregate, twenty percent (20%) or greater of the total equity interest, without the prior written consent of C&A Products, and (ii) C&A Products shall not delegate its obligations pursuant to Section 3.4 of this Agreement, in whole or in part, to any third party without the prior written consent of Textron; and provided further that, in each case, the assigning party guarantees the performance of the assignee in writing. The foregoing shall not be construed as limiting or prohibiting in any manner Textron's or its Affiliates' right to lease, license, sell or otherwise transfer all or any part of its or their right, title or interest in the Equipment pursuant to
Section 3.8

          7.9. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted successors and assigns.

          7.10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

          7.11. Captions. The article, section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          7.12. Transfer, Sales and Stamp Taxes. All transfer, value added, sales and stamp taxes and similar charges, fees and assessments incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by C&A Products. C&A Products shall prepare and file (or cause to be filed), to the extent required by, or permissible under, applicable law, all necessary tax returns and other documentation with respect to all such transfer, value added, sales and stamp taxes and similar charges, fees and assessments, and, if required by applicable law, Textron shall join in the execution of any such tax returns and other documentation as reasonably requested by C&A Products.


                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                              TEXTRON, INC.

                              By:  /S/ John R. Curran
                                   ---------------------------------------------
                                     Name:     John R. Curran
                                     Title:    Vice President


                              COLLINS & AIKMAN CORPORATION

                              By:  /S/ Ronald T. Lindsay
                                   ---------------------------------------------
                                     Name:     Ronald T. Lindsay
                                     Title:    Senior Vice President, General
                                               Counsel and Secretary


                              COLLINS & AIKMAN PRODUCTS CO.

                              By:  /S/ Ronald T. Lindsay
                                   ---------------------------------------------
                                     Name:     Ronald T. Lindsay
                                     Title:    Senior Vice President, General
                                               Counsel and Secretary